COPY
                                                              RECEIVED

                                                            APR 23 1999

                                                   SECRETARY OF THE COMMONWEALTH
                                                       CORPORATIONS DIVISION

                            ARTICLES OF AMENDMENT TO
                       THE CERTIFICATE OF VOTE OF TRUSTEES
                  ESTABLISHING A CLASS OF PREFERRED SHARES OF
           VAN KAMPEN TRUST FOR INVESTMENT GRADE NEW JERSEY MUNICIPALS

            Van Kampen Trust for Investment Grade New Jersey Municipals, a Massachusetts business trust (the "Fund"), certifies to the Secretary of the State Commonwealth of Massachusetts as follows:

      FIRST: On October 8, 1998, the Board of Trustees, pursuant to the provisions of Article VI of the Amended and Restated Declaration of Trust (the "Declaration of Trust") of the Fund and Section 5 of Part I and Section 7 of
Part II of the Certificate of Vote of Trustees Establishing a Class of Preferred Shares (the "Certificate of Vote") of the Fund, authorized and declared a 2-for-1 split of the preferred shares of beneficial interest of the Fund, par value $.01 per share, liquidation preference $50,000 per share, designated Auction Preferred Shares (the "APS"). The stock split is to be effected by means of a division of each outstanding share of APS into two preferred shares of beneficial interest, par value $.01 per share, liquidation preference $25,000 per share.

      SECOND: Pursuant to the provisions of Article VI of the Declaration of Trust and Section 5 of Part I and Section 7 of Part II of the Certificate of Vote, the following amendments to the Certificate of Vote have been duly adopted and approved by a majority of the Trustees of the Fund.

      a. The first paragraph of the vote establishing a class of preferred shares of beneficial interest is hereby amended by replacing such paragraph with the following:

            First: Pursuant to authority expressly vested in the Board of Trustees of the Fund by Article VI of its Declaration of Trust (which, as amended or restated from time to time is, together with this Certificate of Vote, herein called the "Declaration of Trust"), the Board of Trustees hereby authorizes the issuance of a series of 1,600 shares of its authorized preferred shares of beneficial interest, par value $.01 per share ("Preferred Shares"), liquidation preference of $25,000 per share, designated Auction Preferred Shares ("APS").

      b. The first paragraph under the heading "DESIGNATION" of the Certificate of Vote is hereby amended by replacing such paragraph with the following paragraph.

            APS: A series of 1,600 preferred shares of beneficial interest, $.01 par value, liquidation preference $25,000 per share, is hereby designated "Auction Preferred Shares" (hereinafter, "APS"). Each APS shall be issued on June 10, 1992; have an Applicable Rate for its Initial Dividend Period (which period shall continue to and include Thursday, January 7, 1993) equal to 3.50% per annum; have an Initial Dividend Payment Date of Wednesday, July 1, 1992; and have such other preferences, limitations and relative voting rights, in addition to those required by applicable law or set forth in the Declaration of Trust applicable to preferred shares of beneficial interest of the Fund, as are set forth in Part I and Part II of this Certificate of Vote. The APS shall constitute a separate series of Preferred Shares of beneficial interest of the Fund, and each share of APS shall be identical except as provided in Section 3 of Part I of this Certificate of Vote.

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      c.    Section 2 (c)(ii) of Part I of the Certificate of Vote is hereby amended to replace such section with the following:

            The amount of dividends per share payable on the APS on any date on which dividends shall be payable on the APS shall be computed by multiplying the respective Applicable Rate in effect for such Dividend Period or Dividend Periods or part thereof for which dividends have not been paid by a fraction, the numerator of which shall be the number of days in such Dividend Period or Dividend Periods or part thereof and the denominator of which shall be 365 if such Dividend Period is a Rate Period, or is contained in a Rate Period, or less that one year and 360 for all other Dividend Periods, and applying the rate obtained against $25,000.

      d. Section 3 (a)(i) of Part I of the Certificate of Vote is hereby amended to replace such section with the following:

            After the Initial Dividend Period with respect to any series of APS and upon giving a Notice of Redemption, as provided below, the Fund at its option may redeem shares of any series of APS, in whole or in part, on the second Business Day next preceding any Dividend Payment Date applicable to those shares of APS called for redemption, out of funds legally available therefor, at the Optional Redemption Price; provided that during a Special Dividend Period of 365 days or more no share of APS will be subject to optional redemption during any Non-Call Period; provided, that shares of any series of APS may not be redeemed in part of any such partial redemption fewer than 500 shares of such series remain outstanding.

      e. Section 5 (g) of Part I of the Certificate of Vote is hereby amended to replace such section with the following:

                  Right to Vote with Respect to Certain Other Matters. If the
            Fund has more than one series of APS outstanding, the affirmative vote of the holders of a majority (unless a higher percentage vote is required under the Declaration of Trust or under this Certificate of Vote) of the outstanding shares of each series of APS, each voting as a separate class, is required with respect to any matter that materially affects the series in a manner different from that of other series of classes of the Fund's shares, including without limitation any proposal to do the following: (1) increase or decrease the aggregate number of authorized shares of the series;
            (2) effect any exchange, reclassification, or cancellation of all or part of the shares of the series; (3) effect an exchange, or create a right of exchange, of all or any part of the shares of the series;
            (4) change the rights or preferences of the shares of the series:
            (5) change the shares of the series, whether with or without par value, of the same or another class or series; (6) create a new class or series of shares having rights and preferences prior and superior to the shares of the series, or increase the rights and preferences or the number of authorized shares of a series having rights and preferences prior or superior to the shares of the series; or (7) cancel or otherwise affect distributions on the shares of the series that have accrued but have not been declared. To the extent that the interest of a series of APS affected by a matter are substantially identical to the interests of another series of APS affected by such matter (e.g., a vote of shareholders required under Section 13(a) of the 1940 Act), each such series shall vote together collectively as one class. The vote of holders of each series of APS described above will in each case be in addition to a separate vote of the requisite percentage of Common Shares and APS necessary to authorize the action in question.

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      f.    Section 6 (a) of Part I of the Certificate of Vote is hereby amended to replace such section with the following:

            Upon the dissolution, liquidation or winding up of the affairs of the Fund, whether voluntary or involuntary, the Holders of the APS then outstanding shall be entitled to receive and to be paid out of the assets of the Fund available for distribution to its shareholders, before any payment or distribution shall be made on the Common Shares or on any other class of shares of the Fund ranking junior to the APS upon dissolution, liquidation or winding up, an amount equal to the liquidation preference with respect to such shares. The liquidation preference for the APS shall be $25,000 per share, plus an amount equal to all dividends thereon (whether or not earned or declared) accumulated but unpaid to the date of final distribution in same-day funds, together with any payments required to be made pursuant to Section 12 in connection with the liquidation of the Fund.

      g. Section 15 (f) of Part I of the Certificate of Vote is hereby amended to replace such section with the following:

            "APS Basic Maintenance Amount" as of any Valuation Date, shall mean the dollar amount equal to the sum of (i)(A) the product of the number of APS Outstanding on such date multiplied by $25,000; (B) the aggregate amount of dividends that will have accumulated at the Applicable Rate (whether or not earned or declared) to (but not including) the first respective Dividend Payment Dates for each of the APS Outstanding that follow such Valuation Date; (C) the amount equal to the Projected Dividend Amount (based on the number of APS Outstanding on such date); (D) the amount of anticipated expenses of the Fund for the 90 days subsequent to such Valuation Date; (E) the amount of the Fund's Maximum Potential Additional Dividend Liability as of such Valuation Date; (F) the amount of any premium payable pursuant to a Premium Call Period; and (G) any current liabilities as of such Valuation Date to the extent not reflected in any of
            (i)(A) through (i)(F) (including, without limitation, any amounts described in Section 13 of Part I as required to be treated as liabilities in connection with the Fund's transactions in futures and options and including any payables for municipal securities purchased as of such Valuation Date) less (ii) either (A) the face value of any of the Fund's assets irrevocably deposited by the Fund for the payment of any of (i)(A) thorough (i)(G) if such assets mature within the Moody's Exposure Period and are either securities issued or guaranteed by the United States Government or have a rating assigned by Moody's of P-1, VMIG-1 or MIG-1 (or, with respect to S&P, SP-1+ or A-1+) or (B) the Discounted Value of such assets. For purposes of the APS Basic Maintenance Amount in connection with S&P's ratings of the APS, with respect to any transactions by the Fund in futures contracts, the Fund shall include as liabilities (i) 30% of the aggregate settlement value, as marked to market, of any outstanding futures contracts based on the Municipal Index which are owned by the Fund plus (ii) 25% of the aggregate settlement value, as marked to market, of any outstanding futures contracts based on Treasury Bonds which contracts are owned by the Fund. For purposes of the APS Basic Maintenance Amount in connections with Moody's rating of the APS, with respect to any transactions by the Fund in securities options, the Fund shall include as liabilities (i) 10% of the exercise price of a call option written by the Fund and (ii) the exercise price of any written put option.

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      h.    Section 15 (ii) of Part I of the Certificate of Vote is hereby amended to replace such section with the following:

            "Mandatory Redemption Price" means $25,000 per share of APS plus an amount equal to accumulated but unpaid dividends thereon to the date fixed for redemption (whether or not earned or declared).

      i. Section 15 (yy) of Part I of the Certificate of Vote is hereby amended to replace such section with the following:

            "Optional Redemption Price" shall mean (i) $25,000 per share of APS in the case of a six month Dividend Period or a Special Dividend Period of less than 365 days or (ii) with respect to a Special Dividend Period of 365 days or more the Optional Redemption Price set forth in the Specific Redemption Provisions in connection therewith; in each case plus an amount equal to accumulated but unpaid dividends thereon to the date of redemption (whether or not earned or declared).

      j. Section 15 (ppp) of Part I of the Certificate of Vote is hereby amended to replace such section with the following:

            "Specific Redemption Provisions" means, with respect to any Special Dividend Period of 365 or more days, either, or any combination of,
            (i) a period (a "Non-Call Period") determined by the Board of Trustees, after consultation with the Broker-Dealers, during which the shares subject to such Special Dividend Period are not subject to redemption at the option of the Fund, and (ii) a period (a "Premium Call Period"), consisting of a number of whole years and determined by the Board of Trustees, after consultation within the Broker-Dealers, during each year of which the shares subject to such Special Dividend Period shall be redeemable at the Fund's option at a price per share equal to $25,000 plus accumulated but unpaid dividends plus a premium expressed as a percentage of $25,000 as determined by the Board of Trustees after consultation with the Broker-Dealers; provided that during any Special Dividend Period of 365 or more days if, on the date of determination of the Applicable Rate, such Applicable Rate equaled or exceeded the Treasury Rate, the Fund may redeem APS without regard to any Non-Call Period or Premium Call Period at the Mandatory Redemption Price.